Exhibit 99.1

(1):  On June 21, 2013, Jefferies Capital Partners IV L.P., a Delaware limited partnership (“Jefferies Capital Partners IV”), sold 21,622 shares of common stock, par value $0.01 per share (“Common Stock”), of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), and Jefferies Employee Partners IV LLC (“Jefferies Employee Partners”) sold 11,281 shares of Common Stock, in each case, on the open market and at a price per share of $35.87.

(2):  On June 25, 2013, Jefferies Capital Partners IV sold 16,318 shares of Common Stock and Jefferies Employee Partners sold 8,514 shares of Common Stock, in each case, on the open market and at a price per share of $34.23.

(3):  On June 26, 2013, Jefferies Capital Partners IV sold 31,112 shares of Common Stock and Jefferies Employee Partners sold 16,232 shares of Common Stock, in each case, on the open market and at a price per share of $34.31.

(4):  Brian P. Friedman (“Mr. Friedman”) is a managing member of Jefferies Capital Partners LLC, a Delaware limited liability company (“Manager”), which serves as the managing member of the entity that serves as the general partner of Jefferies Capital Partners IV and the managing member of Jefferies Employee Partners and, in such capacity, may be deemed to beneficially own the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners.  In addition, Mr. Friedman may be deemed to beneficially own 28,668 shares of Common Stock beneficially owned by 2055 Partners L.P.  Accordingly, Mr. Friedman may be deemed to beneficially own 891,845 shares of Common Stock, of which 27,702 shares of Common Stock is owned directly and 864,143 shares of Common Stock is deemed to be owned indirectly, including 549,023 shares of Common Stock owned by Jefferies Capital Partners IV, 286,452 shares of Common Stock owned by Jefferies Employee Partners and 28,668 shares of Common Stock owned by 2055 Partners L.P.  Mr. Friedman disclaims beneficial ownership of the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners except to the extent of his pecuniary interest therein.